Exhibit 10.35

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Amendment Agreement

to the Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares (ORNANEs), dated 5 April 2020

Between

Biophytis SA

and

Atlas Special Opportunities LLC

In the presence of

Atlas Capital Markets

Reed Smith LLP

112, avenue Kléber 75782 Paris Cedex 16 - France

Téléphone : +33 (0)1 76 70 40 00 Fax: +33 (0)1 76 70 41 19

www.reedsmith.com

THIS AGREEMENT IS DATED 18 JUNE 2020 AND MADE:

BETWEEN

(1)              Biophytis S.A., a company incorporated in France, registered with the register of commerce and companies of Paris under number 492 002 225, whose registered office is at 14, avenue de I’Opéra, 75001 Paris, France, duly represented for the purpose hereof by Mr. Stanislas Veillet, acting as Chairman and Chief Executive Officer (Président Directeur Général),

(the “Issuer” or the “Company”),

AND

(2)              Atlas Special Opportunities LLC, an exempted company, having its registered office at Maples Corporate Services LTD, P.O.BOX 309, Ugland House, Grand Cayman, KY1 – 1104, Cayman Islands, duly represented for the purpose hereof, by Mr. Lawrence Cutler,

(“ASO” or the “Subscriber”),

ASO and the Issuer are hereinafter referred to as collectively the “Parties” and individually a “Party”.

IN THE PRESENCE OF

(3)              Atlas Capital Markets, a exempted company, having its registered office at 3rd Floor Queens gate House, 113 South Church Street Grand Cayman, KY1-1002 Cayman Islands, acting as a member of the Subscriber, duly represented for the purpose hereof,

(“ACM”),

WHEREAS

(A)            On 5 April 2020, the Parties entered into an agreement entitled “Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares (ORNANEs)” (the “Agreement”). Capitalized terms shall have the meaning ascribed to them in the Agreement.

(B)            On 15 April 2020, the Issuer sent a Notification of Exercise regarding the issuance of the first Tranche, in accordance with the terms of the Agreement.

(C)            Article 3.1 of the Agreement provides that the Subscriber undertakes not to request conversion of the Bonds issued in relation to the first Tranche until the passing of the 2020 Shareholders’ Meeting Resolutions. In consideration for such undertaking, the Issuer shall pay interest on the first Tranche of the Bonds at an annual interest rate of ten percent (10%) until the passing of the 2020 Shareholders’ Meeting Resolutions.

(D)            Pursuant to an agreement letter dated 15 April 2020 (the “Letter Agreement”), the Parties acknowledged and agreed that, as at the date of the Notification of Exercise regarding the issuance of the first Tranche, the number of Shares that may be issued under the 2019 Shareholders’ Meeting Resolutions was not sufficient to serve the conversion of the first Tranche.

(E)             Therefore, the Parties expressly, irrevocably and unconditionally agreed in the Letter Agreement that the principal amount of the first Tranche issued pursuant to the Notification of Exercise dated 15 April 2020 shall be repaid by way of set-off against the subscription by the Subscriber to an additional Tranche which the Subscriber undertakes to subscribe within ten (10) Business Days of the passing of the 2020 Shareholders’ Meeting Resolutions. They also agreed that the issue of such additional Tranche would be subject to an amendment to the Agreement.

(F)              In view of the foregoing, the Parties have agreed to amend the Agreement, subject to and in accordance with the terms set out in this amendment agreement (the “Amendment Agreement”).

THE PARTIES AGREE THAT:

1                                         DEFINITIONS AND INTERPRETATION

Unless otherwise provided in this Amendment Agreement, capitalized terms used in this Amendment Agreement shall have the meaning ascribed to them in the Agreement.

2                                         AMENDMENT TO THE AGREEMENT

2.1                               In consideration of the mutual agreements set out in this Amendment Agreement, and of the mutual benefits to be gained by the performance of this Amendment Agreement, the Parties agree to amend the Agreement as set out in Schedule 1 to this Amendment Agreement.

2.2                               The Parties agree that this Amendment Agreement enters into force as from the date hereof.

3                                         WAIVER AND SUBSCRIPTION TO REPLACEMENT TRANCHE

3.1                               The Parties hereby agree to waive the requirement that the Subscriber subscribes to an additional Tranche within ten Business Days of the passing of the 2020 Shareholders’ Meeting Resolutions provided in the Letter Agreement.

3.2                               Immediately after execution of the Amendment Agreement, the Issuer shall send to the Subscriber a Notification of Exercise in relation to the Replacement Tranche (as defined in the Agreement as amended), and the Subscriber shall subscribe to the Bonds as provided in such Notification of Exercise and in Article 2.3.1 of the Agreement (as amended), by delivering to the Issuer, on the date hereof, a Subscription Notice for the number of Bonds specified in the Notification of Exercise.

4                                         MISCELLANEOUS

4.1                               The Agreement continues in full force and effect. All provisions of the Agreement which are not expressly modified pursuant to this Amendment Agreement remain unchanged and shall not be construed as novated or varied in any way by this Amendment Agreement.

4.2                               The provisions of Article 15 of the Agreement shall apply mutatis mutandis to this Amendment Agreement.

4.3                               This Amendment Agreement shall be governed by, construed and enforced in accordance with French law. Any dispute arising out of or in connection with this Amendment Agreement shall be finally settled in accordance with Article 17 of the Agreement.

3

ON 18 JUNE 2020

SIGNATURES

DocuSigned by:

/s/ Stanislas Veillet	/s/ Lawrence Cutler
Biophytis SA	D6D05B3DF2A04FD
Represented by: Stanislas Veillet
Atlas Special Opportunities LLC
Represented by Lawrence Cutler

Authorized Signatory

/s/ Mustapha Raddi
Atlas Capital Markets
Represented by Mustapha Raddi

4

Schedule 1

5

ISSUANCE AND SUBSCRIPTION AGREEMENT FOR

BONDS WITH AN OPTION FOR EXCHANGE IN CASH AND/OR

CONVERSION INTO NEW OR EXISTING SHARES (ORNANEs)

DATED 5 APRIL 2020

AS AMENDED ON 18 JUNE 2020

BETWEEN

BIOPHYTIS SA

AND

ATLAS SPECIAL OPPORTUNITIES LLC

AND

ATLAS CAPITAL MARKETS

THIS ISSUANCE AND SUBSCRIPTION AGREEMENT IS ENTERED INTO BETWEEN:

1.              Biophytis S.A., a company incorporated in France, registered with the register of commerce and companies of Paris under number 492 002 225, whose registered office is at 14, avenue de I’Opéra, 75001 Paris, France, duly represented for the purpose hereof by Mr. Stanislas Veillet, acting as Chairman and Chief Executive Officer (Président Directeur Général),

(the “Issuer” or the “Company”),

AND

2.              Atlas Special Opportunities LLC, an exempted company, having its registered office at Maples Corporate Services LTD, P.O.BOX 309, Ugland House, Grand Cayman, KY1 – 1104, Cayman Islands, duly represented for the purpose hereof, by Mr. Lawrence Cutler,

(the “ASO” or the “Subscriber”.),

ASO and the Issuer are hereinafter referred to as collectively the “Parties” and individually a “Party”.

AND IN THE PRESENCE OF

3.              Atlas Capital Markets, a exempted company, having its registered office at 3rd Floor Queens gate House, 113 South Church Street Grand Cayman, KY1-1002 Cayman Islands, acting as a member of the Subscriber, duly represented for the purpose hereof,

(“ACM”).

WHEREAS:

(A)                               The Company, which is listed on the Euronext Growth Paris of Euronext Paris under the ISIN Code “FR0012816825 – ALBPS”, wishes to finance its working capital and certain clinical trials by increasing its working capital (the “Purpose”).

In this context, in February 2020, the Parties entered into discussions regarding the main terms and conditions of the issuance, by the Company, of a facility structured as bonds with an option for exchange in cash and/or conversion into new or existing shares (obligations remboursables en numéraire et/ou en actions nouvelles ou existantes, the “Bonds”), to be issued in eight (8) tranches of up to EUR 3,000,000 each (each, a “Tranche”), for up to EUR 24,000,000 in aggregate principal amount of up to EUR 3,000,000. Upon exercise by the Subscriber of its right to convert/exchange the Bonds, the Company will have the option to deliver (i) existing or newly issued ordinary shares of the Company (the “Shares”) only, or (ii) a combination of cash and Shares.

(B)                               Pursuant to resolution 12 of the shareholders’ general meeting dated August 8, 2019 (the “2019 Shareholders’ Meeting Resolutions”), the shareholders of the Company have authorized the board of directors of the Company (the “Board”) and granted it a delegation of powers under articles L. 225-129 et seq. of the French Commercial Code for the purpose of issuing securities such as the Bonds, subject to the terms, conditions and limits set forth in the 2019 Shareholders’ Meeting Resolutions.

(C)                               Pursuant to such delegation of powers contained in the 2019 Shareholders’ Meeting Resolution and subject to the condition of this Agreement, the Board has resolved on the execution of this Agreement and issuance of the Tranches of the Bonds to the benefit of ASO or any Affiliate (the “Initial Board Resolution”). An extract of the Initial Board Resolution is attached as Schedule (C) hereto.

(D)                               On 28 May 2020, the shareholders of the Issuer passed shareholder resolutions authorizing the Board and granting it a delegation of powers under articles L. 225-129 et seq. of the French Commercial Code for the purpose of issuing securities such as the Bonds, subject to the terms, conditions and limits set forth in such shareholder resolutions (the “2020 Shareholders’ Meeting Resolutions”).

(E)                               Pursuant to an amendment agreement dated 18 June 2020, the Parties agreed, inter alia, that the principal amount of the first Tranche, issued pursuant to the Notification of Exercise dated 15 April 2020 under the 2019 Shareholders’ Meeting Resolutions, shall be fully repaid by way of set-off against the subscription by the Subscriber to a replacement Tranche (the “Replacement Tranche”) to be issued under the 2020 Shareholders’ Meeting Resolutions, which the Subscriber had undertaken to subscribe after the passing of the 2020 Shareholders’ Meeting Resolutions, pursuant to a letter agreement between the Parties dated 15 April 2020.

(F)                                Pursuant to such delegation of powers of the 2020 Shareholders’ Meeting Resolutions and subject to the condition of this Agreement, the Board has resolved on the execution of the above-mentioned amendment to the Agreement and issuance of the Tranches of the Bonds (including in particular the Replacement Tranche) to the benefit of ASO or any Affiliate (the “New Board Resolution”). An extract of the New Board Resolution is attached as Schedule (~~C~~F) hereto.

(G)                               ~~(D)~~ It is specified that the share capital of the Issuer has been fully paid-up pursuant to article L. 228-39 of the French Commercial Code.

(H)                              ~~(E)~~ On 21 August 2019, the Issuer entered into an agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached with Negma Group Ltd. (the “Negma Agreement”).

(I)                                   ~~(F)~~ The Parties now wish to record the arrangements agreed between them in relation to the issuance and conversion of the Bonds and the listing of the Shares pursuant to the terms and conditions of this agreement and its Schedules (the “Agreement”).

NOW IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS

The following terms used in this Agreement and the Schedules thereto shall, unless the context otherwise requires or otherwise stated, bear the following meanings:

“2019 Shareholders’ Meeting Resolutions”	has the meaning ascribed thereto in paragraph (B) of the preamble;

“2020 Shareholders’ Meeting Resolutions”	has the meaning ascribed thereto in ~~Article 4.2~~paragraph (~~Conditions Precedent);~~D) of the preamble;

“Account Holder”	means Caceis Corporate Trust which is entitled to hold, directly or indirectly, accounts on behalf of its customers with Euroclear France;

“Affiliate”

means a person or entity that directly or indirectly controls, is controlled by, or is under common control, with another person or entity (within the meaning of article L.233-3 of the French commercial code), including but limited to include executive officers, directors, large stockholders, subsidiaries, parent entities and sister companies;

“Agreement”	has the meaning ascribed thereto under paragraph (~~F~~I) of the preamble;

“AMF”	means the French Autorité des marchés financiers;

“Anti-Money Laundering Laws”	has the meaning ascribed thereto under Article 14 (Anti-money laundering provisions);

“Article”	means any article of the Agreement;

“Bloomberg”	means Bloomberg LP, or should Bloomberg LP cease to exist, any other financial news and data service provider of reference publishing reliable data on the Issuer ;

“Board”	has the meaning ascribed thereto under paragraph (B) of the preamble;

~~“Board Resolution”~~	~~has the meaning ascribed thereto under paragraph (C) of the preamble;~~

“Bonds”	has the meaning ascribed thereto under paragraph (A) of the preamble;

“Business Day”	means any day (except any Saturday or Sunday) on which banks in both the City of London and Paris are open for business;

“Change in Ownership”	means the acquisition of the control of the Issuer within the meaning of article L.233-3 of the French commercial code, by one or several individual(s) or legal entity(ies) acting alone or in concert;

“Closing VWAP”	means the previous Pricing Period VWAP;

“Commitment Period”	means the period starting on the Signature Date and ending on the third anniversary date of the Signature Date;

“Company”	has the meaning ascribed thereto at the beginning of this Agreement;

“Conversion Amount”	has the meaning ascribed to it under Article 3.1.2;

“Conversion Cash Payment”	has the meaning ascribed to it under means the Article 3.1.2;

“Conversion Date”	has the meaning ascribed to it under Article 3.1.2 (Bonds conversion period and notice);

“Conversion Notice”	means the form of Bonds conversion/exercise notice set out in Schedule 1.A to be issued from time to time by the Subscriber;

“Conversion Period”	has the meaning ascribed to it under Article 3.1.2;

“Conversion Price”	means 97% of the Pricing Period VWAP (as published by Bloomberg) during the applicable Pricing Period preceding the Conversion Date.

In order to determine the Conversion Price, the result will be rounded down to the nearest 100th.;

“Conversion Shares”	means the Shares issued upon conversion of the Bonds pursuant to Article 3.1.2;

“Cool Down Period”	has the meaning ascribed thereto under Article 2.1 (Issuance of the Bonds);

~~“Euroclear France”~~	~~has the meaning ascribed thereto under Article 2.1 (Issuance of the Bonds);~~

“Event of Default”	means any event of default as set forth under Article 11 (Event of Default);

“Indemnified	has the meaning ascribed thereto under Article 10 (Indemnification);
Person”

“Initial Board Resolution”	has the meaning ascribed thereto under paragraph (C) of the preamble;

“Issue Date”	has the meaning ascribed to it under Article 2.1 (Issuance of the Bonds) and means any date on which a Tranche is issued by the Issuer pursuant to the Agreement;

“Listing”	means admission to listing and trading on the Principal Market, and the terms “List” and “Listed” shall be construed accordingly;

“Material Adverse Effect”

means any effect on the business, operations, properties, financial condition, or prospects of the Company that is material and adverse to the Company, its Affiliates or subsidiaries, taken as a whole and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to perform its obligations under the Agreement in any material respect;

“Maturity Date”	has the meaning ascribed to it under Article ~~3.1.5~~3.1.6 (Maturity date)

“Negma Agreement”	has the meaning ascribed thereto under paragraph (~~E~~H) of the preamble;

“New Board Resolution”	has the meaning ascribed thereto under paragraph (F) of the preamble;

“Notification of Exercise”	has the meaning ascribed to it under Article 2.3.1 (Subscription period and notice)

“Parties”	has the meaning ascribed thereto at the beginning of this Agreement;

“Person”

means an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any kind;

“Pricing Period”	means ten (10) consecutive Trading Days (day 1 and day 10 included) prior to the reception by the Issuer of a Conversion Notice;

“Pricing Period VWAP”	means a one-day VWAP selected by the Subscriber, in its discretion, over the Pricing Period prior the reception by the Issuer of a Conversion Notice;

“Principal Market”	means Euronext Growth Paris of Euronext Paris;

“Promissory Bond”	has the meaning ascribed thereto under Article ~~7.2~~7.3 (Promissory Bond);

“Purpose”

has the meaning ascribed thereto under paragraph (A) of the preamble, it being expressly specified that the redemption in cash of any notes issued under the Negma Agreement shall be considered as excluded from the Purpose;

“Registers”	means the registers kept by Caceis Corporate Trust for the Bonds evidencing any holders’ rights in the concerned securities;

“Replacement Tranche”	has the meaning ascribed thereto in paragraph (E) of the preamble;

“Sanction”	means any laws or regulations or restrictive measures relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority;

“Sanctions Authority”

means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (vi) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Issuer or any of its subsidiaries

“Sanctions List”

means the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Denied Persons List maintained by the U.S. Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any other list issued or maintained by any Sanctions Authority of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time;

“Security Interest”

means any mortgage, charge, pledge, lien, trust by way of security, transfer of ownership as collateral and any other collateral guaranteeing the obligations of a person, as well as any other agreement or accord having a similar effect;

“Schedule”	means any schedule to the Agreement;

“Shares”	has the meaning ascribed thereto under paragraph (A) of the preamble;

“Signature Date”	means the date of signature of the Agreement;

“Subscriber”	has the meaning ascribed thereto at the beginning of this Agreement;

“Subscription Notice”	means the form of Bonds subscription notice set out in Schedule 1.C;

“Subscription Price”	has the meaning ascribed thereto under Article 2.3.3 (Subscription Price) and means the amount in principal to be paid for the subscription of the Bonds;

“Tax Deduction”	has the meaning ascribed thereto under Article 9.1 (Undertakings of the Issuer);

“Trading Day”	means any day on which the Principal Market is open and remains open for not less than five (5) hours for the general trading of securities;

“Tranche”	has the meaning ascribed thereto under paragraph (A) of the preamble, and — for the avoidance of doubt — includes the Replacement Tranche;

“Transaction Fee”	has the meaning ascribed thereto under Article 7.1 (Transaction Fee);

“Undertakings”	has the meaning ascribed thereto under Article 9 (Undertaking of the Parties);

“VWAP”

is a trading benchmark calculated by dividing the total value traded (sum of price times trade size) by the total volume (sum of trade sizes), taking into account every qualifying transaction (as published by Bloomberg). Depending on the condition codes of the transaction and the condition codes included in the Bloomberg defined VWAP calculation, a transaction may or may not be deemed qualifying. Historical values may also be adjusted on receipt of qualifying delayed trades.

“Warranties”	has the meaning ascribed thereto under Article 8 (Representation and Warranties of the Issuer).

In this Agreement, references to specific provisions of laws and regulation should be intended as references to the corresponding provisions as in force from time to time unless the context suggests otherwise.

2.                                      RULES GOVERNING THE ISSUANCE OF AND SUBSCRIPTION TO THE BONDS

2.1                               Issuance of Bonds

The nominal value of each Bond will be EUR 25,000.00. Each Tranche (including the Replacement Tranche) shall consist in the issuance of 120 Bonds.

~~The~~Subject to (i) payment by the Issuer, in cash, of the interest payable to the Subscriber under Article 3.1.4 in relation to the first Tranche, and (ii) full repayment of the principal amount of the first Tranche by way of set off against the subscription price of the Replacement Tranche, the Issuer may issue the Bonds in the fixed aggregate principal amount of EUR 24,000,000.00, in up to 8 equal Tranches, subject to a cool down period of

40 Trading Days between any two Tranches (the “Cool Down Period”), which the Subscriber may discretionary waive. The Subscriber hereby waives application of the Cool Down Period as regards the Replacement Tranche, so that the Issuer may request the issuance of a Tranche at any time after issuance of the Replacement Tranche.

Subject to the Cool Down Period and other conditions set out in the Agreement, the Parties agree that the Issuer may issue a Tranche at any time (the “Issue Date”) during the Commitment Period by delivery of a notice to the Subscriber at least 10 Trading Days prior an Issue Date.

The issue of each Tranche shall be:

•                  without any public offering (offre au public de titres financiers) within the meaning of the provisions of article L. 411-2 of the French Monetary and Financial Code;

•                  reserved to the Subscriber in compliance with article 225-138 of the French Commercial Code (suppression du droit préférentiel de souscription).

The Bonds shall:

(a)         be issued in administered registered form only (nominatif administré);

(b)         upon issue, each be recorded in the books of ~~Euroclear France (“Euroclear France”) which will credit the account of the Issuer and/or of the Account Holder~~;

(c)          be fully vested with their rights as from the date of their subscription pursuant to Article 2.3 (Subscription to the Bonds) below;

(d)         be issued pursuant to articles L.228-91 et seq. of the French Commercial Code and the Subscriber shall automatically, in connection with the Bonds, be part of a single body (masse) having a legal personality and protecting its interests as holder of Bonds.

2.2                               Representative of the body of Bonds holders

(a)         In accordance with article L.228-47 of the French Commercial Code, the representative of the masse will be ASO.

(b)         The representative of the body of Bonds holders will not be remunerated.

2.3                               Subscription to the Bonds

2.3.1                     Subscription period and notice

At least ten (10) Trading Days prior to an Issue Date, the Issuer shall send to the Subscriber a notice of its intention to issue a Tranche substantially in the form as set out in Schedule 2.3 (the “Notification of Exercise”).

Subject to the Cool Down Period and satisfaction (or waiver) of the conditions set forth in Article 4 (Conditions Precedent) below, the Subscriber agrees to, on each Issue Date, fully subscribe and pay for, or procure to be subscribed and paid for, the relevant number of Bonds issued in accordance with the provisions of the Agreement.

2.3.2                     Subscription specific conditions

The subscription to the Bonds, as described above, shall be reserved for the benefit of the Subscriber in compliance with article L. 225-138 of the French Commercial Code and, as regards the first Tranche only, the 2019 Shareholders’ Meeting Resolutions, and as regards any other Tranches (including, for the avoidance of doubt, the Replacement Tranche), the 2020 Shareholders’ Meeting Resolutions.

2.3.3                     Subscription price

Subject to Article 2.3.1 above, and except as regards the subscription to the Replacement Tranche, the Subscriber agrees to subscribe to the Bonds at a price per Bond equal to ninety seven (97) percent of the nominal value of the Bond (i.e EUR 24,250) (the “Subscription Price”).

~~The~~Except as regards the subscription of the Replacement Tranche, the Subscription Price will be fully paid up by way of payment in cash.

Subject to Article 2.3.1 above, as regards the Replacement Tranche, the subscription price shall be equal to the aggregate nominal value of the Bonds issued for first Tranche, i.e. EUR 25,000), and shall be paid by way of set off against the outstanding nominal value of such Bonds.

3.                                      RULES GOVERNING THE CONVERSION/EXERCISE OF THE BONDS

3.1                               Bonds rate and conversion/exercise conditions

The Bonds shall be freely transferrable but shall not be Listed. They may be converted/repaid subject to the conditions set forth hereafter.

3.1.1                     Bonds interest rate

Save pursuant to Article ~~3.1.3~~3.1.4, the Bonds shall not bear any interest rate.

3.1.2                     Bonds conversion/repayment period and Conversion Notice

The Subscriber shall have the right at any time as of any Issue Date up to and including the Maturity Date (the “Conversion Period”), to convert or request the redemption by way of conversion of all or any of the Bonds and to determine the number of Bonds to be redeemed by way of conversion, and the corresponding aggregate principal amount so redeemed by way of conversion (the “Conversion Amount”).

At the Issuer’s option, the Issuer shall have the right following receipt of a Conversion Notice from the Subscriber, to:

(i) deliver Conversion Shares to the Subscriber in a number determined by applying the following formula:

or

(ii) except as regards the first Tranche (which shall be fully repaid by way of set off against the subscription price of the Replacement Tranche), pay to the Subscriber an amount in cash calculated as per the following formula (the “Conversion Cash Payment”):

where:

CA = the aggregate nominal amount of Bonds so converted;

CP = the Conversion Price.

CPr=Revised conversion price. CPr is to be the lowest between (i) the Closing VWAP on the Conversion Date, and (ii) an amount equal to CP*1,15

The Subscriber may convert all or any of its Bonds on any Trading Day of its choice during the Conversion Period, effective at the date of receipt by the Issuer of a Conversion Notice in accordance with this Article 3.1.2 (the “Conversion Date”).

On each chosen Conversion Date, the Subscriber shall convert all or any of its Bonds by giving Notice to the Issuer (the “Conversion Notice”), using the form attached in Schedule 1 A_and specifying a number of Bonds to be converted and the corresponding Conversion Amount in accordance with this Article 3.1.2.

Following conversion, the Subscriber will do his best efforts to trade the shares precautiously.

If the Issuer has not elected for the Conversion Cash Payment, the Issuer, after updating the securities account where the Bonds are registered, shall in turn send a notice to the Account Holder for the issuance of Conversion Shares to the Subscriber.

The Conversion Shares shall be issued in bearer form and shall be transferred by the Account Holder to the Subscriber’s custodian CREST account within three (3) Trading Days following the Conversion Date. The Account Holder shall liaise with the custodian of the Subscriber to ensure prompt delivery. The Issuer shall be liable for, and shall indemnify the Subscriber against, any losses resulting from a delay over the aforementioned three (3) Trading Days.

If the Issuer has not elected for the Conversion Cash Payment, the number of Conversion Shares issued by the Issuer to the Subscriber upon conversion of one or several Bonds in accordance with this Article 3.1.2 will be calculated as the Conversion Amount divided by the Conversion Price.

If the issuance of Conversion Shares would result in the issuance of a fraction of a Share, the Issuer shall round such fraction of a Share down to the nearest whole Share.

It is specified that, whether for the purposes of calculating the number of Conversion Shares or the Conversion Cash Payment, the Conversion Price may not fall below nominal value of the Shares (which is today EUR 0.20). Therefore, in the event the Conversion Price pursuant to the above formula falls below the nominal value of the Shares, the Subscriber may agree that the Conversion Price be set at nominal value, provided that the Subscriber is paid a contractual penalty payment in cash or, at the Issuer’s discretion, in Shares, compensating for the difference between the Conversion Price pursuant to the above formula and nominal value of the Shares.

Any payment to the Subscriber made by the Issuer in accordance with this Article 3.1.2 shall be made by the Issuer to the Subscriber in cash, by wire transfer to a bank account notified by the Subscriber to the Issuer, in immediately available, freely transferable funds in Euros.

3.1.3                     The Subscriber undertakes not to request conversion of the Bonds issued in relation to the first Tranche until the passing of the 2020 Shareholders’ Meeting Resolutions.

3.1.4                     In consideration for such undertaking, the Issuer shall pay interest on the first Tranche of the Bonds at an annual interest rate of [****] percent ([****]%) until the passing of the 2020 Shareholders’ Meeting Resolutions. The Parties agree that the interest rate of [****] percent ([****]%) shall be paid by the Issuer to the Subscriber in cash on the date of issuance of the Replacement Tranche.

3.1.5                     ~~3.1.4~~ The Subscriber acknowledges that from time to time, based on specific circumstances linked to the Issuer’s fund raising, that the Issuer shall be entitled to request the suspension of some conversions for up to a maximum of 40 Trading Days. In such case, the Issuer is to pay an equivalent financial rate of [****]% per annum over the period starting on the date of the Issuer’s request until the date conversions can resume (as indicated in the Issuer’s request).

3.1.6                     ~~3.1.5~~ Maturity date

The Bonds’ maturity date (the “Maturity Date”) shall be the date at the end of the 24th month following an Issue Date, subject to early redemption as set forth in Article ~~3.1.6~~3.1.7 below.

3.1.7                     ~~3.1.6~~ Bonds redemption

The Bonds may not be redeemed otherwise than following an Event of Default.

4.                                      CONDITIONS PRECEDENT

4.1                               The undertaking by the Subscriber to subscribe to ~~the first~~any Tranche of Bonds and pay the corresponding Subscription Price on the ~~first~~relevant Issue Date is subject to the following conditions precedent:

(a)                                 the absence of any event or change rendering any one of the Undertakings made under Article 9 (Undertakings of the Parties) or Representations and Warranties set forth in Article 8 (Representations and Warranties of the Issuer) untrue or incorrect, in the same terms as if they had been formulated, given or made on the Issue Date except where such Representation or Undertaking only relates to one Tranche;

(b)                                 the Issuer complies with the Undertakings set forth in Article 9.1 (Undertakings of the Issuer);

(c)                                  the absence of any event having or likely to have a Material Adverse Effect or a Change in Ownership;

(d)                                 no Event of Default has occurred or is likely to occur;

(e)                                  the Shares (i) shall be Listed on the Principal Market and (ii) shall not have been suspended, as of such Issue Date, by the AMF or the Principal Market from trading on the Principal Market nor shall suspension by the AMF or the Principal Market have been threatened, as of such Issue Date, either (a) in writing by the AMF or the Principal Market or (b) by falling below the minimum Listing maintenance requirements of the Principal Market;

(f)                                   no action has been taken and no statute, rule, regulation or order having been enacted, adopted or issued by any governmental or regulatory authority (including the AMF) that would prevent the issuance and sale of the Bonds; and no preliminary injunction or order of any court shall have been applied for or served on the Issuer prohibiting or substantially restricting the Issuer from consummating the transactions contemplated in this Agreement;

(g)                                  the performance by the Issuer of its obligations under this Agreement, in particular Article 5 (Completion Deliverables) below, up to and including the Issue Date; and

(h)                                 the submission to the Subscriber, at the latest by the Issue Date, of the following documents:

(i)                                     two (2) copies certified by a duly authorized representative of the Issuer, of the authorizations of the Board and Shareholders’ Meeting Resolutions of the Issuer regarding the relevant issue of the Bonds,

(ii)                                  two (2) copies certified by a duly authorized representative of the Issuer, and up-to-date on the Issue Date of the articles of association of the Issuer,

(iii)                               one (1) incorporation certificate (extrait K-bis) issued less than five (5) calendar days preceding the Issue Date,

(iv)                              one (1) insolvency certificate (certificate de non-faillite) issued less than five (5) calendar days preceding the Issue Date.

If any one of the above-mentioned conditions is not satisfied on or before the Issue Date, the Subscriber shall be entitled, at its sole discretion, to terminate this Agreement, in which case the Parties shall be under no further liability arising out of the Agreement (except as otherwise specifically provided and except for any liability arising before or in relation to such termination); it is understood that the Subscriber shall have the discretionary right to waive the total or partial satisfaction of any one of the above-mentioned conditions.

~~4.2                               The undertaking by the Subscriber to subscribe to any Tranche of Bonds other than the first Tranche and pay the corresponding Subscription Price on the relevant Issue Date is subject to the following conditions precedent:~~

~~(a)                                 satisfaction of all conditions precedent set forth in Article 4.1 (a) through (h) (both inclusive); and~~

~~(b)                                 passing of shareholder resolutions of the Issuer during the 2020 fiscal year authorizing the Board and granting it a delegation of powers under articles L. 225-129 et seq. of the French Commercial Code for the purpose of issuing securities such as the Bonds, subject to the terms, conditions and limits set forth in such shareholder resolutions (the “2020 Shareholders’ Meeting Resolutions”).~~

5.                                      COMPLETION DELIVERABLES

Subject to compliance with Articles 2 to 4 above (as applicable), the Parties shall have the following obligations:

5.1                               Obligations of the Issuer

The Issuer shall, as the case may be:

(a)                                 at least ten (10) Trading Days prior to an Issue Date, execute and deliver the Notification of Exercise; and

(b)                                 on the Issue Date, duly issue the Bonds to the Subscriber and procure entry in the Register of the Subscriber name as holder of the Bonds;

or

~~(a)                                 execute and deliver the Conversion Notice ; and~~

(c)                                  ~~(b)~~ on each Conversion Date, duly issue the Conversion Shares.

5.2                               Obligations of the Subscriber

On each Issue Date, the Subscriber shall:

(a)                                 against compliance with Article 5.1(a) and 5.1(b) above by the Issuer and except as regards the Replacement Tranche (which shall be paid as provided in Article 2.3.3), pay (or procure to be paid) the Subscription Price by electronic wire transfer to the bank account designated by the Issuer by notice in writing delivered to the Subscriber at least five (5) Business Days prior to the Issue Date. Evidence of such payment shall be satisfied by the delivery to the Issuer of an irrevocable wiring instruction giving effect to the above,

and

(b)                                 execute and deliver to the Issuer a Subscription Notice;

or

(c)                                  on each Conversion Date execute and deliver to the Issuer a Conversion Notice.

6.                                      LISTING

Following the delivery of the Conversion Notice, the Issuer shall promptly secure the Listing of all of the Conversion Shares upon the Principal Market or such other securities exchange and automated quotation system, if any, upon which the Shares are Listed within the second Trading Day following the delivery of the Conversion Notice.

In connection with the Listing of the Conversion Shares, the Issuer shall maintain such Listing of all Conversion Shares from time to time issuable under the terms of the Agreement. The Issuer shall maintain the Shares’ authorization for quotation on the Principal Market or such other securities exchange and automated quotation system, if any, upon which the Shares are then Listed. The Issuer shall pay all fees and expenses in connection with the performance of its obligations under this Article 6 (Listing).

7.                                      COMMISSION AND EXPENSES

7.1                               Transaction Fee

The Issuer shall pay to ASO a transaction fee equal to EUR [****] (the “Transaction Fee”).

Upon the Signature Date, the Issuer shall pay to ASO, [****]% of the Transaction Fee (i.e: EUR [****]). The rest of the Transaction Fee shall be paid on the earlier of the following dates: (i) 12 months after the Signature Date, and (ii) the drawing of the second Tranche, it being specified for the avoidance of doubt that the Replacement Tranche shall not be considered the second Tranche.

7.2                               Expenses

The Issuer shall be responsible for its own expenses, including legal fees and fees of other advisers incurred in connection with this Agreement and the issue of the Bonds and the listing of the Conversion Shares.

The Issuer shall reimburse the Subscriber for its legal expenses incurred in connection with the negotiation and execution of this Agreement within a limit of EUR [****] excluding VAT. Such amount shall be paid by the Issuer in accordance with the instructions of ASO immediately upon the execution of this Agreement provided that the Issuer shall have received prior to such time copies of the relevant invoices from ASO’s counsels. It is specified that, as of the date hereof, Issuer has paid a deposit in an amount of EUR [****].

The Issuer shall pay all and any stamp duty or share transfer or similar duties arising under the laws of any jurisdiction in connection with the subscription by the Subscriber (or its nominee(s) subject to prior notification by the Subscriber to the Issuer regarding the identity of such nominee) for the Bonds or the Conversion Shares pursuant to this Agreement. Other than as expressly set out in this Agreement, the Issuer, the Subscriber and ASO shall pay its own costs, fees and expenses in connection with the negotiation and execution of this Agreement and the completion of the transactions contemplated by this Agreement including the conversion of the Bonds.

7.3                               Promissory Bond

To secure the payment of the above Transaction Fee and any amount otherwise due to ASO and not already paid on the Signature Date, the Issuer agrees to execute, on each Issue Date, a promissory note substantially in the form as attached hereto as Schedule 7.2 (the “Promissory Bond”).

8.                                      REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to the Subscriber that the representations and warranties given in this Article 8 (Representations and Warranties of the Issuer) (the “Warranties”) are true and accurate in all respects as at the Signature Date. The Warranties shall be deemed to have been repeated on each Issue Date with reference to the facts and circumstances existing on that date. In the event that the Issuer is aware that on any date on which the Warranties at Articles 8.7 (Consents and Approvals) and 8.9 (Absence of court-ordered insolvency procedures) are to be deemed to be repeated any of them are not true and accurate, it shall as soon as reasonably practicable in advance of the relevant date on which such Warranties are to be repeated, promptly notify the Subscriber with details of the matters which are inconsistent with such Warranties, and the Subscriber shall (acting reasonably and as soon as reasonably practicable after such notification) consider the materiality of the relevant matter in deciding whether to accept that the relevant Warranties should be subject to matters so disclosed.

8.1                               Organization and Qualification

The Issuer hereby represents, warrants to the Subscriber that the Warranties are true and accurate in all respects as at the Signature Date.

The Company and each of its subsidiaries are duly incorporated and validly existing under the laws of its country of incorporation with the requisite corporate power and authority to own, lease and operate its properties and assets and conduct its business in accordance with any applicable laws; its respective board of directors, management board or supervisory board and its chairman, general manager or person exercising a similar function have been duly appointed and after having made all reasonable inquiries, exercise their respective functions in compliance with all applicable laws and regulations in all material respects; and the statutory auditors of the Issuer have been duly appointed in accordance with any applicable laws.

8.2                               Organization of Share Capital

(a)                                 The issued and outstanding share capital of the Issuer has been duly and validly authorised, issued and fully paid and is not subject to any call for the payment of further capital; none of the issued and outstanding share capital of the Issuer was issued in violation of any pre-emptive or other similar rights of any security holder of the Issuer.

(b)                                 The Shares are the only class of shares in the equity share capital of the Company and the Company will not, for so long as this Agreement remains in force, issue any shares which have rights differing from those attaching to the equity share capital in issue as at the Signature Date.

(c)                                  The Shares currently in issue are fully tradable and admitted to trading on the Principal Market in compliance with all applicable listing rules and at the Signature Date and at the Issue Date and at each Conversion Date on which the Conversion Shares become issued, the Issuer is, and will be, in compliance with all applicable listing rules relating to the Shares, and it has made all applicable regulatory filings in respect of the listing and admission to trading of the Shares with the Principal Market.

8.3                               Authorization - Enforcement

(a)                                 Subject to the Shareholders’ Meeting Resolutions and the Board, the Company has the requisite corporate power and authority to enter into this Agreement and on each Issue Date, to consummate the transactions contemplated by this Agreement that are to be consummated on that Issue Date and otherwise to carry out its obligations under this Agreement.

(b)                                 The execution and delivery of this Agreement by the Company and the completion by it of the transactions required hereby have been (or, in the case of obligations to be performed after the date of this Agreement, will be before the due time for performance) duly authorized by all necessary action on the part of the Company, its directors and its shareholders (as the case may be) and a press release will be duly published.

(c)                                  This Agreement has been duly executed and delivered by the Company or on its behalf and the obligations assumed by the Company under this Agreement constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(d)                                 As at the date of their issue, the Bonds have been duly issued and registered by the Company ~~or Euroclear France~~ and constitute valid and binding obligations of the Company to issue the Conversion Shares, enforceable in accordance with the Agreement.

8.4                               Pre-emptive rights

Neither the issue of the Bonds nor the Conversion Shares will be subject to any pre-emptive (droit préférentiel de souscription) or any contractual pre-emptive right.

8.5                               Conversion Shares

The Conversion Shares, when allotted, issued and delivered in the manner contemplated by this Agreement:

(a)                                 will be duly and validly allotted and issued, fully-paid up;

(b)                                 will carry the same rights and privileges in all respects as the Shares and shall be entitled to all dividends and other distributions declared, paid or made thereon; and

(c)                                  subject to any restriction under French law, will be freely transferable, free and clear of all Security Interests or claims of third parties.

8.6                               No-conflicts

The execution, delivery and performance of this Agreement and the issuance of Bonds or Conversion Shares by the Company pursuant to this Agreement, and the completion by the Company, as applicable, of the transactions contemplated hereby, do not and will not conflict with or violate any provision of the articles of association of the Company, nor any applicable law or regulation.

8.7                               Consents and Approvals

Except for any necessary approvals from the Principal Market for the Listing of Conversion Shares, neither the Company nor any of its subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other governmental or regulatory authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, the issue of any Bonds or Conversion Shares. As of each Issue Date and Conversion Date any necessary consents and approvals (including, for the avoidance of doubt, any necessary approvals as referred to above from the Principal Market and shareholders of the Company) have been obtained in respect of any Bonds and Conversion Shares and shall be in full force and effect.

8.8                               Authorized nominal amount

The issue of the Bonds on the Issue Date shall not exceed the limit of the nominal amount authorized by the Shareholders’ General Meeting or the Board of the Issuer.

8.9                               Absence of court-ordered insolvency procedures

There is no court-ordered insolvency procedures, including any action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Issuer and its representatives, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before or by any court, governmental or administrative agency which (i) relates to or challenges the legality, validity or enforceability of this Agreement or (ii) could, individually or in the aggregate, be reasonably expected to impair materially the ability of the Company to perform fully on a timely basis its obligations under this Agreement.

8.10                        Working capital

The Company will have sufficient working capital to cover its budgeted working capital requirements for the 12 months following the Signature Date.

8.11                        Registration and stamp fees

Except ordinary formalities with the Company’s commercial clerk’s registrar and press releases for listing in the Principal Market, French law does not require the filing, registration or publicity of this Agreement with any jurisdiction or authority nor the collection of a stamp or registration fee or similar tax concerning said agreements or for the transactions referred to in said documents.

8.12                        Accuracy of the information and documents

(a)                                 All of the information provided to the Subscriber by the Issuer and its subsidiaries prior to the date of this Agreement was accurate, complete and up-to-date in all material respects on the date on which it was provided or, if applicable, on the date to which it relates and does not mislead the Subscriber on any significant point, due to an omission, the occurrence of new facts or as a result of information communicated or not disclosed.

(b)                                 The documents (other than the information communicated to the Subscriber by the Issuer in accordance with this Agreement) are accurate, complete and up-to-date on the date on which they were submitted.

8.13                        Pari passu

The Bonds constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer, ranking equally between themselves and (with the exception of the mandatory provisions of French law) equally with all other present or future unsubordinated and unsecured obligations (with the exception of those benefiting from a preference in accordance with the law) of the Issuer.

8.14                        Disputes

There are no actions, suits or proceedings against or affecting the Issuer or any of the properties of the Issuer which, if determined adversely to the Issuer, could individually or in the aggregate have a Material Adverse Effect on the Issuer.

8.15                        Taxes and contributions

(a)                                 The Issuer is up-to-date with all requisite tax filings and have each paid all taxes and contributions (social security or those of any other type) due, by them.

(b)                                 No claim by the competent tax authority is continuing against the Issuer.

8.16                        Sanctions

Neither the Issuer nor any of its subsidiaries, or any of their respective legal representatives or Affiliates has, in the past 5 years, or is currently subject to any Sanction or been in violation of applicable anti-corruption laws, including but not limited to the Foreign Corrupt Practices Act of 1977 (“FCPA”); and the Issuer shall not allocate in any manner the proceeds of the issue of the Bonds, as applicable, nor will it lend, contribute or otherwise make available these proceeds, to a joint venture or to any other Person, for the purpose of financing the activities of any Person currently subject to Sanctions as may appear on any Sanctions List (including, but not limited to, pursuant to the FCPA.

8.17                        Selling restrictions

The issue of the Bonds and of the Conversion Shares will not constitute a public offer on the French territory subject to any AMF’s approval.

8.18                        Non-public price sensitive information

(a)                                 Neither the Issuer nor any of its directors or officers is aware of any non-public price sensitive information that relates, directly or indirectly, to the Issuer or its securities and which, if made public, may have a significant influence on the market price of the Bonds, the Shares and/or the business of the Company.

(b)                                 The Issuer hereby expressly declares and warrants that neither it nor any of its representatives, agents or employees has provided the Subscriber with non-public price sensitive information in the possession of the Issuer (or any of its representatives, agents or employee) which, if made public, could be expected to have an effect upon the market price of the Bonds, the Shares and/or the business of the Company.

9.                                      UNDERTAKINGS OF THE PARTIES

9.1                               Undertakings of the Issuer

The Issuer undertakes and guarantees to the Subscriber that:

(a)                                 it will bear and pay (i) any stamp or other duties or taxes, including interest and penalties, payable on or in connection with the issue of the Bonds and the execution of this Agreement and (ii) any value added, turnover or similar tax payable in connection with any amount payable by it under this Agreement or otherwise in connection with the transactions envisaged by this Agreement;

(b)                                 subject to prior approval by the Subscriber, it shall not, and shall procure that none of its subsidiaries shall, take any action which would be reasonably expected to result in the delisting or suspension of the Shares on the Principal Market or any other securities exchange and automated quotation system, and it shall comply at all times with the regulations of any such system;

(c)                                  it will cause CACEIS Corporate Trust, acting as registrar (établissement financier en charge du suivi des titres) of the Company, to List all Shares issued from time to time at the latest with effect from the opening of business on the second (2) following Trading Day and that all Conversion Shares, subject to the Listing of the Shares already in issue remaining effective as of the issue date of such new Shares, be Listed at the latest with effect from opening of business on the second (2) Trading Day immediately following their exercise date;

(d)                                 The share capital increase maximum thresholds authorized by the 2019 Shareholders’ Meeting Resolutions (as regards the first Tranche only) or the 2020 Shareholders’ Meeting Resolutions (as regards any other Tranches) will not be crossed;

(e)                                  save with the prior written consent of the Subscriber, it will use the Subscription Price for the Purpose only;

(f)                                   Save with the prior written consent of the Subscriber, it will not opt for the conversion into Shares of any of the notes issued under the Negma Agreement and shall redeem such notes in cash;

(g)                                  Except where directly caused by the Subscriber (including the change of tax residence, absence of delivery of the tax residence statement referred to in Article 7.2), in the event that it is required that payments of principal or interest in respect of the Bonds be subject to withholding or deduction in respect of any taxes or duties whatsoever (a “Tax Deduction”), the Issuer will pay such additional amounts as may be necessary so that the Subscriber, after such withholding or deduction, receive the full amount due to the Subscriber. For that purpose, the amount of interest due to the Subscriber shall be increased in order that the net amount received by the Subscriber after the required withholding or deduction shall equal the amount that would have been received, had such withholding or deduction not been made, it being specified that no additional payment shall be made should the Subscriber benefit from a reimbursement of such Tax Deduction. The provisions of this Article 9.1 shall not apply if (i) any regulation applicable in the country of residence of the Issuer prohibits the Issuer from assuming the charge of the Tax Deduction, and/or (ii) the Tax Deductions which represent a tax credit, or can be used as a deduction or offset against the Subscribers’ tax;

(h)                                 it shall, as soon as reasonably practicable, provide the Subscriber with any information and documents as may be reasonably requested by the Subscriber in order to verify the performance by the Issuer of this Agreement, in particular as regards compliance with the Issuer’s obligations under Articles 8 and 9.1.

9.2                               Undertakings of the Subscriber

The Subscriber undertakes and guarantees to the Issuer

(a)                                 not to sell or otherwise transfer the Bonds directly to the public in France or in any other EU or EEA territory;

(b)                                 to carry out any sale, offer, solicitation relating to the Bonds addressed solely to persons acting as (i) a management company, (ii) qualified investors and/or (iii) a restricted circle of investors, all these terms being defined by the EU Prospectus Directive n° 2010/73/UE and Articles L.411-1, L.411-2, D.411-1 and D.411-4 of the French Monetary and Financial Code;

(c)                                  not to offer or register the Bonds on the territory of the United States of America or for the account (or benefit) of a US person.

10.                               INDEMNIFICATION

The undertaking by the Subscriber to subscribe or exercise and pay for the Bonds on any

Issue Date having been made on the basis of the aforementioned Warranties and Undertakings and with the certainty that the latter shall remain true and accurate up to and including such Issue Date, the Issuer undertakes to hold harmless the Subscriber (the “Indemnified Person”) against any direct loss, liability, damages and any expenses and costs (excluding legal costs) - justified by a document evidencing the harm suffered by this Indemnified Person - that the Indemnified Person may incur or sustain as a result of or due to any false representation or any violation or any breach of any one of the Undertakings made, representations made or Warranties given, or any inaccuracy or omission, actual or alleged, of this Agreement, except in the case of gross negligence, bad faith, or wilful misconduct of such Indemnified Person. In the event that a claim or a court action shall be brought against an Indemnified Person in respect of which indemnification may be sought from the Issuer, pursuant to the terms of this Agreement, the Subscriber shall promptly inform the Issuer of the progress of such claim or court action and shall consult it to the full extent possible concerning the manner in which to manage said situation.

The aforementioned Warranties and Undertakings on the part of the Issuer, shall remain in full force as long as the Subscriber holds the Bonds.

11.                               EVENTS OF DEFAULT

Any Subscriber may, upon written notice sent to the Issuer by registered mail with return receipt, given before all continuing event of defaults shall have been cured, (i) cause all, but not some only, of the Bonds held by such Subscriber to become immediately due and payable at their nominal amount and (ii) if any of the following events (each an “Event of Default”) shall have occurred:

11.1                        Non-Payment

The Issuer defaults in any payment of any amount under the Agreement when the same shall become due and payable, unless the non-payment results from an administrative or technical error and the payment is made within thirty (30) calendar days following its due date.

11.2                        Breach of other obligations under this Agreement

Default by the Issuer in the due performance of any of its obligations under the Agreement if, to the extent that such breach can be cured, it has not been cured within thirty (30) calendar days from the first of the following dates: (i) the date on which the Issuer becomes aware of this breach and (ii) the date on which any Subscriber notifies such breach to the Issuer, requesting that it be cured.

11.3                        Insolvency and court-ordered insolvency procedures

(a)                                 The Issuer or one of its subsidiaries is unable or recognizes its inability to pay its debt (état de cessation de payment);

(b)                                 a decision by a management body of the Issuer or one of its subsidiaries is taken or judicial proceedings or other measure is initiated with a view to dissolution, initiate a safeguard proceedings (procédure de sauvegarde), accelerated safeguard proceedings (procédure de sauvegarde accélérée), accelerated financial safeguard proceedings (procédure de sauvegarde financière accélérée), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire); or

(c)                                  the Issuer or one of its subsidiaries is insolvent (état de cessation de paiement) as defined by French law ;

11.4                        Cessation or suspension of activity

Any suspension or cessation by the Issuer or one of its subsidiaries of its business or substantial part of it.

11.5                        Issuance of the Bonds

Any refusal of the shareholders of the Company to grant a power of attorney (délégation de compétence) to the Board in order to issue the Bonds.

12.                               TERMINATION

Notwithstanding anything to the contrary contained in this Agreement, any Subscriber may by simple notice to the Issuer, terminate this Agreement at any time prior to the payment of the net proceeds of the subscription of the Bonds, (i) in the event that a condition precedent mentioned in Article 4 (Condition Precedent) of this Agreement has not been satisfied on or before the Issue Date and notwithstanding the fact that the non-satisfaction of a condition precedent is, or is not, under the control of the Issuer or which could be under the control of the Issuer or (ii) in the event a Material Adverse Effect has occurred or (iii) in the event of a failure of the Issuer to perform any of its obligations pursuant to this Agreement, in particular under Article 11 (Event of Default), or (iv) any force majeure event significantly impacting the Bonds.

As soon as such notification has been given, the parties to this Agreement shall be discharged from all of the obligations they respectively owe pursuant to this Agreement (except as otherwise specifically provided and except for any liability arising before or in relation to such termination).

13.                               NOTIFICATIONS

All required notifications can be delivered in person or sent by email with acknowledgment of receipt, registered letter with acknowledgment of receipt (or any equivalent for any notice sent outside France), by overnight courier or hand delivery. It is specified that any notification hereunder will be taken into account by the receiving party only after close of the Principal Market.

(a)                                 For the Issuer:

Name:	Biophytis
Address:	14, avenue de l’Opéra, 75001 Paris
Telephone:	+33 1 44 27 23 00

E-mail address:	stanislas.veillet@biophytis.com and evelyne.nguyen@biophytis.com
Attn.:	Mr. Stanislas Veillet - Président Directeur Général and Monsieur Evelyne Nguyen - Directeur Administratif et Financier

(b)                                 For the Subscriber:

Name:	Atlas Capital Markets acting as investment manager of ASO
Address:	3rd Floor Queens gate House, 113 South Church Street Grand Cayman, KY1-1002 Cayman Islands
Telephone:	+44 2 03 05 65 936
E-mail address:	Mraddi@atlascapitalm.com and Charles@atlascapitalm.com
Attn:	Mr. Mustapha Raddi

or to any other address, fax number, or to the attention of another person, if any, indicated by one of the parties to the other parties for such purpose.

All notifications will be deemed to have been received:

a.              when sent by email with acknowledgment of receipt, on the date of this acknowledgment;

b.              when sent by registered letter with acknowledgment of receipt, on the date of first presentation;

c.               when personally received by hand delivery or overnight courier; and

d.              when sent by facsimile, on the date of receipt set forth on the facsimile transmission.

A notification received on a non-Business Day or after 6 p.m. in the place of receipt will be deemed to have been given on the next Business Day.

14.                               ANTI-MONEY LAUNDERING PROVISION

Each of the Parties to this Agreement states that, according to the relevant anti-money laundering regulations:

(a)                                 the source of the money to be invested pursuant to this Agreement is (so far as the relevant party is aware, having undertaken all due and careful enquiry) legal and does not result from any activity contrary to the applicable legislation;

(b)                                 this Agreement does not constitute a dissimulation or direct or indirect transformation of the product of a crime or offence;

(c)                                  more generally, its operations and those of its subsidiaries are carried out in accordance with the requirements governing financial record keeping and monitoring and with money laundering prevention regulations applicable in France and in all jurisdictions in which such Party and its subsidiaries have an activity, with the associated rules and regulations, and with all of the resulting rules, regulations or recommendations, issued, managed or imposed by any governmental authority (collectively, the “Anti-Money Laundering Laws”) and such Party and its subsidiaries are not parties to any court action, suit or proceedings open and continuing before any court or entity, government authority or agency or before any arbitrator concerning Anti-Money Laundering Laws and, to their knowledge, no such court action or proceedings are threatened.

15.                               SUBSTITUTION AND TRANSFER

The Subscriber shall have the right to substitute for itself or assign or transfer this Agreement to any Affiliate. The Issuer shall be notified of such substitution at least five (5) Business Days prior to such substitution or assignment.

The Issuer shall not have any right to substitute for itself or assign or transfer this Agreement to any Affiliate.

16.                               NO HARDSHIP

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Agreement or in connection thereto and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

17.                               GOVERNING LAW AND JURISDICTION

The Bonds are issued under French law and are governed by French law.

This Agreement and its interpretation are governed by French law.

Any dispute arising out of this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) shall be submitted to the competent Court in the district of the registered office Company

Signed in Paris, ~~on 5 April 2020,~~ in three (3) originals

The Issuer

Issuer
By: Stanislas Veillet

ASO

Docu Signed by:

/s/ Lawrence Cutler
D6D06 I3BI 2AD4I I:

ASO
By:	Lawrence Cutler
Authorized Signatory

ACM

By: Mustapha Raddi

SCHEDULE (C): INITIAL BOARD RESOLUTION

SCHEDULE (F): NEW BOARD RESOLUTION

SCHEDULE 1. (A): FORM OF CONVERSION NOTICE

BIOPHYTIS SA

Attention to: Stanislas Veillet and Evelyne Nguyen

E-mail addresses: stanislas.veillet@biophytis.com / evelyne.nguyen@biophytis

Phone number: +33 (0)1 44 27 23 00

Copy:

CACEIS Corporate Trust - CACEIS

Attention to: Carine Alexandre / Jerôme Besse

Email addresses: LD-F-CT-Registre-OST@caceis.com / carine.alexandre@caceis.com / jerome.besse@caceis.com

Please find below the Investor’s notification with respect to the Conversion Notice issued on [•] pursuant to the issuance and subscription agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares (ORNANEs) dated 5 April 2020, as amended on 18 June 2020 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Bonds converted	[•]

2	Conversion Amount (equal to the global par value of the converted Notes)	EUR [•]

3	Pricing Period VWAP	EUR [•]

4	97%x(3)	EUR [•]

5	• The minimum Share issuance price under the ~~[.]~~10th resolution of the 2020 Shareholders’ Meeting. being the lower of:	EUR [•]

• ~~70~~80% of the 15, 10 or 5 day VWAP (at the discretion of the board of directors) prior to the day the price is determined; or

• ~~70~~80% of the 15, 10 or 5 day VWAP (at the discretion of the board of directors) prior to the Conversion Date; or

• ~~70~~80% of the lowest closing price over the 15 Trading Days preceding the Conversion Date.

6	CP, ie Conversion Price (rounded down to the nearest 100th), being:	EUR [•]
• (4); or
• (5) if (4)<(5)

7	Nominal value of the Share	EUR [0.20]

8	Provided that (6)>(7), number of Shares (rounded down) due to the Investor: ((2)÷(6))	[•]

9	Closing VWAP on the Conversion Date	EUR [•]

10	Conversion Cash Payment, equal to: ((2)÷(6)) x (9) if (9) < CP x 1,15 (2) x 1,15 if (9)>=CP x 1,15	EUR [•]

Sincerely,

Subscriber

CPr=Revised conversion price. CPr is to be the lowest between (i) the closing VWAP on the conversion date, and (ii) an amount equal to CP*1,15

SCHEDULE 1. (C): FORM OF SUBSCRIPTION NOTICE

Purpose:	Subscription Notice to one hundred and twenty (120) Bonds

To:	[Issuer]

Securities:	Bonds

Subscription Price:	EUR 24,250 per Bonds

From:	Atlas Special Opportunities

Dated:	[•]

Reference is hereby made to the Issuance and Subscription Agreement for Bonds (“Bonds”) (the “Agreement”) dated 5 April 2020 as amended on 18 June 2020, entered into between Atlas Special Opportunities, and [Issuer]. Terms defined in the Agreement have the same meaning herein, and to the Notification of Exercise dated [   ].

To this extent, with respect to the provisions of Article ~~[ ]~~2.1 of the Agreement, the Issuer shall issue [   ] Bonds. The Subscription Price shall be fully paid up by way of payment in cash.

The Subscriber hereby irrevocably declares subscribing to [   ] Bonds and fully paying such Subscription Price by way of payment in cash.

In [Paris] on [•],

The Subscriber: Atlas Special opportunities

Represented by ACM: Mr. Mustapha Raddi acting in his capacity as Managing Director

SCHEDULE 2.3: EXAMPLE OF NOTIFICATION OF EXERCISE

NOTIFICATION OF EXERCISE

From:

Biophytis SA

14, avenue de l’Opéra

75001 Paris

To:

Atlas Special Opportunities

Maples Corporate Services LTD

P.o.BOX 309, Ugland House Grand Cayman,

K.YL - 1104 Çayman Islands

Dated: [•]

RE: 120 Bonds issued by Biophytis SA

Gentlemen,

This notice is being rendered pursuant Article 3 of the Subscription Agreement dated 5 April 2020 as amended on 18 June 2020, by and among Biophytis SA (the “Company”), on one side, and Atlas Special Opportunities, on the other side, in connection with the issue by the Company of bonds with an option for exchange in cash and/or conversion into new or existing shares (obligations remboursables en numéraire et/ou en actions nouvelles ou existantes) (the “Subscription Agreement”). Capitalized terms used without definition have the respective meanings assigned to them in the Subscription Agreement.

Pursuant to, and in compliance with, the provisions of the Subscription Agreement, we hereby request you to subscribe and pay for the Tranche N°[ •] of the Bonds consisting in 120 Bonds with a principal amount equal to EUR 25,000 to be entered and held in book-entry form by ~~[•]~~the Company.

The Issue Date of the Bonds shall be [•].

Yours sincerely,

Represented by

SCHEDULE 7.2: PROMISSORY BOND

PROMISSORY BOND

(BILLET à ORDRE)

of

BIOPHYTIS S.A.

Paris

Date:

In consideration for entry by Atlas Special Opportunities (the “Beneficiary”), into the Subscription Agreement entered into between Biophytis, a French société anonyme with a share capital of   Euro, having its registered office at       and registered with the commerce and trade register of   under number        (the “Company”), Atlas Special Opportunities and the Beneficiary on or about the date of this Promissory Bond (the “Subscription Agreement”), the Company, pursuant to article 7.2 of the Subscription Agreement, hereby PROMISES TO PAY TO THE ORDER OF THE BENEFICIARY the principal sum of      (       ) Euro (the “Structuration Fee”) in compliance with the following terms and conditions.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Subscription Agreement.

THE COMPANY SHALL ON DEMAND OF THE BENEFICIARY, pay [                  ] € as Structuration Fee at any time on or after the Issue Date.

(i)             [                   ] € as Structuration Fee at any time on or after the Issue Date.

This note and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of France. The Company hereby irrevocably submits to the exclusive jurisdiction of the Paris Courts for the purposes of any suit, action or proceeding arising out of or in connection with this note.

This Promissory Bond shall remain valid for two (2) years unless the Structuration Fee is paid.

MADE IN ONE (1) ORIGINAL IN PARIS, ON THE DATE FIRST ABOVE WRITTEN.

Represented by